Exhibit 99.1

Contact:	Patrick Suehnholz
Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

Greenhill Announces Revised Terms for Recapitalization and Share Repurchase

•	Loan amount increased to $350 million from $300 million

•	Planned share repurchase increased to $285 million from $235 million

•	Current tender offer to be amended to increase shares sought to 12 million from 9 million

•	Tender offer price to be increased to $17.25 from $17.00, now representing a 20% premium to the closing share price prior to the September 25th announcement of a recapitalization and repurchase plan

•	Following completion of the tender offer, the remainder of the $285 million share repurchase program expected to be implemented through open market purchases or other means

NEW YORK, NEW YORK, October 9, 2017 – Greenhill & Co., Inc. (NYSE: GHL) today announced revised plans for a leveraged recapitalization to put in place a capital structure designed to enhance long term shareholder value in the context of its current equity valuation, current tax rates and current opportunities in the credit market. The plan is intended to reduce taxes, increase earnings per share and increase employee alignment with shareholders, while offering those wishing to monetize their shares a significant opportunity for liquidity at a premium to the current share price.

The previously announced Term Loan B (“TLB”) financing has been upsized to $350 million from $300 million and has been allocated to lenders. The TLB, which has a 5 year term and carries a borrowing rate of LIBOR + 375 basis points, is expected to close and be funded this week. The facility will also include a $20 million revolving credit facility, as previously announced.

The net proceeds from the TLB financing will be used to repay all of the Firm’s existing bank debt and help fund the repurchase of up to $285 million of shares. The terms of the previously announced tender offer that will begin the implementation of the repurchase plan will shortly be amended to expand the tender offer to 12 million shares (up from 9 million) at a purchase price of $17.25 (up from $17.00). The amended tender offer price represents a 20% premium to the closing market price immediately prior to announcement of the Firm’s recapitalization and repurchase plan. The expiration date of the tender offer, October 25, 2017, is not changed by the amendment. The previously announced $10 million purchases of newly issued common stock by each of the Firm’s Chairman and its Chief Executive Officer will be completed shortly after completion of the amended tender offer, at the tender offer price.

Following completion of the tender offer and the 10 business day period provided by the tender offer rules, the remainder of the $285 million share repurchase program is expected to be implemented through open market purchases or other means. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as the Firm’s results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant. Once the $285 million share repurchase program is completed, the Firm expects to refrain from share repurchases (although it expects to continue to make repurchases of share equivalents through tax withholding on vesting RSUs) for a period of time in order to focus cash flow on debt repayment.

As previously announced, in order to improve tax efficiency and accelerate the future repayment of debt, the Firm expects to substantially reduce or eliminate its quarterly dividend.

“We are pleased by the response of the credit market to our loan offering, and also pleased that we are able to substantially increase the liquidity opportunity we are providing to shareholders who wish to monetize their investment at a premium valuation,” Scott L. Bok, Chief Executive Officer, said.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Additional Information Regarding the Tender Offer

This press release is for informational purposes only and is not a recommendation to buy or sell Greenhill & Co., Inc. common stock or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Greenhill & Co., Inc. common stock or any other securities. The terms and conditions of the tender offer are set forth in the tender offer statement on Schedule TO (including all exhibits thereto), dated September 27, 2017, as amended, filed with the United States Securities and Exchange Commission by Greenhill & Co., Inc. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal, any amendments to any of the foregoing and any other documents filed by Greenhill & Co., Inc. with the Securities and Exchange Commission at the Commission’s website at www.sec.gov or the investor relations section of Greenhill & Co., Inc.’s website at www.greenhill.com.

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